Exhibit 99.1

Investor / Media Contacts:
Robert J. Cierzan, Vice President, Finance
Sylvia J. Castle, Investor Relations
Aldila, Inc.             (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS FOURTH QUARTER AND YEAR END 2006
FINANCIAL RESULTS

POWAY, CA, February 28, 2007 — Aldila, Inc. (NASDAQ:NMS:ALDA) reported net sales of $17.9 million for the fourth quarter ended December 31, 2006 as compared to $18.0 million in the same quarter of 2005.  The Company reported net income of $1.3 million ($0.24 earnings per share - fully diluted) for the fourth quarter of 2006 compared to net income of $2.7 million ($0.48 earnings per share - fully diluted) in the same quarter of 2005.

For the year ended December 31, 2006 net sales were $72.4 million as compared to $77.0 million for the year ended December 31, 2005.  The Company had net income of $11.2 million ($2.01 earnings per share - fully diluted) for 2006 as compared to net income of $13.4 million ($2.46 earnings per share - fully diluted) in 2005.  In the 2006 fiscal year the Company benefited from a settlement as a class member in a civil suit against certain carbon fiber producers in the amount of $2.2 million pretax.  Excluding the benefit from the settlement, the Company’s net income would have been $9.8 million ($1.75 earnings per share - fully diluted).

The Company’s aggregate cash and cash equivalents was $15.2 million as of December 31, 2006 after payments of $3.3 million in dividends to stockholders, $1.2 million repurchasing its common stock and $4.6 million in capital expenditures in fiscal year 2006.  In the fourth quarter of 2006 the Company did not repurchase any shares under its current stock repurchase plan.  The Company repurchased 75,596 shares of its common stock in fiscal 2006. The Company’s backlog of sales orders as of December 31, 2006 was $12.5 million versus $11.4 million as of December 31, 2005.

“In the fourth quarter 2006 consolidated sales were relatively flat at $17.9 million versus $18.0 million in fourth quarter 2005,” said Mr. Peter Mathewson, Chairman of the Board & CEO.  “The company reported net income of $1.3 million for the fourth quarter of 2006 as compared to net income of $2.7 million in the same quarter of 2005.  Our average selling price of golf shafts declined 12% in the fourth quarter of 2006 while units sold increased 14% as compared to the fourth quarter of 2005.  Our branded golf shaft sales decreased by 17% and co-branded sales declined 75% in the quarter versus the fourth quarter 2005 and together represented 39% of our golf shaft sales in the fourth quarter 2006 versus 68% in comparable quarter last year.  OEM stock type golf shaft sales in the quarter increased 93% based on an 83% increase in unit volume from the year ago quarter in this segment,” Mr. Mathewson said.

“Our sales of composite prepreg materials in the fourth quarter 2006 were up 1% versus the comparable quarter last year and represented 11% of consolidated sales in the quarter,” said Mr. Mathewson.

“For the year 2006, our consolidated sales of $72.4 million were 6% below our sales in 2005 of $77.0 million.  The Company had net income of $11.2 million in 2006 versus net income of $13.4 million in 2005.  Our average selling price of golf shafts declined for the year by 6% and overall units declined by 4%.  Branded golf shaft sales declined by 19% and co-branded sales fell by 44%.  OEM stock type shaft sales increased by 16% and units increased by 11% in year 2006 versus 2005.  Outside sales of prepreg materials for 2006 increased 20% from year 2005 and represented 12% of our consolidated sales in 2006,” Mr. Mathewson said.

“We introduced our VS Proto™ shaft line on Tour in January of 2006 and began sales in May of 2006.  Our sales of the VS Proto™ shaft line have exceeded the first year sales of our NV™ shaft line.  The NV™ and NVS™ lines continue to enjoy significant sales and have emerged as leading premium shaft lines for the European club market that tends to lag the U.S. market,” said Mr. Mathewson.

“After declining sales in our second and third quarters in 2006 versus the comparable quarters of 2005 we achieved flat sales in the fourth quarter of 2006 compared to the fourth quarter 2005 and our backlog remains strong.  Our gross margins were impacted by a large increase in our OEM golf shaft sales and declines in our branded and co-branded shafts during the quarter.  Golf equipment sales as a whole were relatively weak in 2006 with driver club units down the most of any category.  Driver shafts are a key category for us as they represent the best branded and co-branded opportunities with higher selling prices.  All in all our results for 2006 were good and Aldila has delivered three straight years of success in a challenging business.  Looking at this year’s line up of new driver offerings, especially the new square shaped high moment of inertia drivers, we are hopeful that consumers will embrace this new technology story,” Mr. Mathewson said.

“The Aldila NV™ and VS Proto™ series of shafts continue to be leading shafts on the PGA and Nationwide Tours.  After enjoying numerous victories throughout 2006, Aldila closed out the year as the leading manufacturer of wood and hybrid shafts at the season ending Tour Championship and the PGA Tour Qualifying School.  As the 2007 PGA Tour gets underway, Aldila was once again the leading brand at the Mercedes Championship.  We also recorded our first win of the year at the recent Sony Open with the winner using an Aldila NV™ shafted driver.  At the opening full field event on the LPGA Tour, Paula Creamer playing in the SBS Open won the event to start her year off in a big way.  Paula was playing her customary pink NV™ in her driver and fairway wood.  The Aldila VS Proto™ and NV™ Hybrid shafts have been the number one hybrid shafts at every event this year on the PGA Tour, according to the Darrell Survey Company.  The PGA Tour continues to be the ultimate proving ground for new shaft introductions.  We are enjoying great feedback on our VS Proto™ and VS Proto™ Hybrid shafts and the numbers being played continue to increase,” said Mr. Mathewson.

“This success on Tour translates directly to our leading brand position in the market as confirmed by the latest Darrell Consumer Survey.  In their 2006 U.S. National

Consumer Survey, Aldila was the most popular shaft brand in new Drivers, Fairway Woods and Hybrid clubs.  In fact, Aldila branded shaft usage has more than doubled in the last two years.  The Executive Summary from the report goes on to say, ‘Aldila leaps to the number one spot in new consumer driver shaft usage — a bellwether event in the continuing emergence of shaft-manufacturer branded shafts’.  The Darrell Consumer Survey is the largest annual consumer golf-equipment survey by brand,” Mr. Mathewson said.

“The construction of our new Vietnam factory is now complete and the installation of equipment is under way.  We are on schedule to begin limited production late in the first quarter of 2007.  We are extremely pleased with the quality of the construction and look forward to beginning operations.  Virtually all key management positions have been filled and the supervisors have spent training time in our China factory.  Our twin goals of adding Asian capacity and diversifying risk from having too much of our capacity in one country have been met,” said Mr. Mathewson.

“Our composite materials business continues to grow with sales up 20% year over year.  An additional wide tape line will be installed late this year to add further capacity to support our growth plans for this business unit,” Mr. Mathewson said.

“Our hockey sales declined in the fourth quarter of 2006 but were up for the year.  We have struggled with this business and at this time do not see it as a meaningful part of our business today or in the future,” said Mr. Mathewson.

“Carbon Fiber Technology LLC (‘CFT’), our joint venture carbon fiber facility, ran smoothly during the quarter and for the year its output exceeded production in 2005 by 17%.  We will be targeting a double digit increase in production in 2007,” Mr. Mathewson said.

“With the expansion of our prepreg operation over the last few years, our plans for additional expansion and our overall Company growth, we have run out of space.  To solve this problem we have leased additional space in our business park.  In 2007, we intend to move our golf operations, executive offices and all support functions, including warehousing, into this facility.  This would leave the composite prepreg production at the original Poway facility and provide the necessary room for expansion,” said Mr. Mathewson.

Aldila will host a conference call at 5 p.m. Eastern time on Wednesday, February 28, 2007, with Peter R. Mathewson, Chairman and CEO and Robert J. Cierzan, Chief Financial Officer, to review Aldila’s fourth quarter and year end 2006 financial results.  For telephone access to the conference call dial 888-694-4728 or 973-582-2745 for international calls and request connection to the Aldila conference call.  The conference ID # is 8492803.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, implications concerning the acceptance of the NV™ and VS Proto™ shafts and that their success will continue to attract new customer accounts.

Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2005, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that:

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ and VS Proto™ shafts and product offerings outside the golf industry, will not achieve success or continue to enjoy existing success with consumers or OEM customers;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished products.

For additional information about Aldila, Inc., please go to the Company’s Website at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS—UNAUDITED
(In thousands, except share data)

	December 31,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,182	$15,821
Restricted cash	1,444	—
Accounts receivable	8,862	7,233
Income taxes receivable	1,237	895
Inventories	13,691	12,387
Deferred tax assets	1,360	1,352
Prepaid expenses and other current assets	795	625
Total current assets	42,571	38,313

PROPERTY, PLANT AND EQUIPMENT	8,794	5,570

INVESTMENT IN JOINT VENTURE	3,091	2,895

DEFERRED TAXES	1,144	1,051

OTHER NON-CURRENT ASSETS	296	260

TOTAL ASSETS	$55,896	$48,089

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,479	$6,294
Accrued expenses	2,042	3,214
Total current liabilities	6,521	9,508

LONG-TERM LIABILITIES:
Deferred rent and other long-term liabilities	49	30
Total liabilities	6,570	9,538

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,524,250 shares as of December 31, 2006 and 5,395,523 shares as of December 31, 2005 respectively	55	54
Additional paid-in capital	49,903	47,041
Accumulated deficit	(632)	(8,544)
Total stockholders’ equity	49,326	38,551

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,896	$48,089

ALDILA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005

NET SALES	$17,874	$18,022	$72,370	$76,978
COST OF SALES	13,558	11,831	48,087	47,368
Gross profit	4,316	6,191	24,283	29,610

SELLING, GENERAL AND ADMINISTRATIVE	2,813	2,228	10,731	9,741
Operating income	1,503	3,963	13,552	19,869

OTHER INCOME (EXPENSE):
Interest income	183	190	714	639
Other, net	(23)	(23)	2,148	(53)
Equity in earnings of joint venture	240	43	407	236

INCOME BEFORE INCOME TAXES	1,903	4,173	16,821	20,691
PROVISION FOR INCOME TAXES	555	1,483	5,585	7,287

NET INCOME	$1,348	$2,690	$11,236	$13,404

NET INCOME PER COMMON SHARE	$0.24	$0.50	$2.04	$2.54

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$0.24	$0.48	$2.01	$2.46

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,524	5,377	5,518	5,273

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,582	5,570	5,591	5,457

ALDILA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Twelve months ended
	December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,236	$13,404
Depreciation and amortization	1,322	1,275
Stock-based compensation	255	—
Loss (gain) on disposal of fixed assets	43	(5)
Undistributed income of joint venture, net	(365)	(223)
Changes in other assets and liabilities, net	(8,015)	(4,063)
Net cash provided by operating activities	4,476	10,388

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,570)	(1,565)
Proceeds from sales of property, plant and equipment	2	10
Proceeds from sales of marketable securities	—	4,971
Distribution from joint venture	169	400
Net cash (used for) provided by investing activities	(4,399)	3,816

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(1,211)	—
Benefit from exercise of stock options	1,549	1,799
Proceeds from issuance of common stock	2,270	1,381
Dividend payments	(3,324)	(13,094)
Net cash used for financing activities	(716)	(9,914)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(639)	4,290

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,821	11,531

CASH AND CASH EQUIVALENTS, END OF PERIOD	$15,182	$15,821